June 4, 1998



Mr. William M. Brown
16 Deerfield Drive
Lawrenceville, NJ  08648

Dear Bill,

On behalf of KCI, it is a pleasure to confirm the employment offer we discussed yesterday. The specific terms and conditions of your new position will be as follows:

       Position Title:         Chief Financial Officer
       Employment Status:      Regular Full-Time, Exempt
       Base Salary:            $215,000.00 per year
       Auto Allowance:         $500.00 per month
       Immediate Supervisor:   Raymond R. Hannigan
                                 President and Chief Executive
                                 Officer
       Office Location:        8023 Vantage Drive
                                 San Antonio, TX  78230
       Start Date:             July 1, 1998

In addition to your base salary, you will be eligible to participate in a Management Incentive Plan (MIP) with a calendar year target bonus of 40% of your base annual salary, which equals $43,000.00 when prorated for the remainder of 1998. Per our agreement, your prorata bonus will be guaranteed for 1998.
Future bonus payments will be determined on both individual and Corporate performance and will be contingent upon you remaining in a bonus eligible position through December 31, of each year.

You will be recommended to the Key Contributor Stock Option Committee for a grant of 100,000 non-qualified stock options, with an exercise price of $19.25 per option. Options will vest at the rate of 20% of the outstanding grant on each anniversary of your employment date. A copy of KCI's Management Equity Plan is enclosed for your review.

To assist you with your pending relocation from Lawrenceville, NJ to San Antonio, TX you will be eligible to participate in our senior management Relocation Assistance Program; a copy of which is enclosed.

This letter serves to establish the entirety of your employment relationship with KCI and its subsidiaries, and supersedes any previous understanding which may have been implied or expressed, either verbally or in writing, by any representative of the Company or its agents. All employment offers are contingent upon satisfactory completion of our pre-employment screening, including INS requirements and substance abuse testing. Employment relationships with KCI and its subsidiaries are at-will and may be terminated by notification from either party at any time, with or without cause. You will be eligible for future participation in our standard employment related benefit programs such as vacations, education assistance, group health plan, insurance benefits, etc., contingent upon your satisfaction of the eligibility or enrollment requirements pertaining to those programs.

Mr. William M. Brown
June 4, 1998
Page 2


By your signature affixed below, you acknowledge that you have received a copy of the Company's arbitration procedures, have had the opportunity to review them and agree to abide by the procedures fully. In addition, you understand and agree that the Company is engaged in transactions involving interstate commerce and that this employment offer evidences a transaction involving commerce.

If you find the above terms and conditions of employment acceptable, in order to activate your payroll status you must complete the appropriate signature blank below, and return the original to the Human Resources Department. A copy is included for your retention.

It is my sincere hope you will find your experience with KCI to be personally and professionally rewarding. I look forward to a mutually prosperous working relationship.

Sincerely,

KCI                                UNDERSTOOD AND AGREED:


/s/ Raymond R. Hannigan           /s/ William M. Brown
__________________________        _______________________________
Raymond R. Hannigan                William M. Brown         Date
President and Chief
Executive Officer



Enclosures